Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Provides Updated Outlook for Fourth Quarter and Full Year
2006 Financial Performance

          HAMILTON, Bermuda, Feb. 1 /PRNewswire-FirstCall/ -- CRM Holdings, Ltd. (“CRM”, “the Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers’ compensation insurance industry, announced today that it estimates net income for the three months ended December 31, 2006, to be in the range of $0.23 to $0.27 per diluted share based on 16,413,000 fully diluted shares.

          The Company expects its net income for the quarter will reflect one-time expenses of approximately $0.11 per share. The Company expects these one-time expenses to be offset by the effects of favorable loss reserve development adjustments of $0.05 per share with respect to Majestic and $0.09 per share with respect to Twin Bridges.

          Based on this, the Company currently estimates that earnings per share for the year ended December 31, 2006 based on fully diluted shares of 16,379,000 will be in the range of $0.85 to $0.89, which expands the range of the Company’s previous guidance of $0.87 to $0.89 which was released in November 2006.

          These estimated results are preliminary and the Company’s audit with regard to these results is not complete. When the actual results of operations are finalized, it is possible that results will vary, perhaps significantly, from the ranges and amounts set forth above.

          Commented Daniel G. Hickey, Jr., Chief Executive Officer, “Our market environment, especially in the California marketplace, remained highly competitive throughout 2006.  Notwithstanding those conditions, we continued to execute on our strategy to provide a full portfolio of services for workers’ compensation risk management.  With the strengthened management team in place, our reinsurance business continuing to grow profitably, and our Majestic Insurance subsidiary enabling us to offer a broader range of risk management options to our broker partners, we believe we are favorably placed for the year ahead.”

          Added Mr. Hickey, “We remain committed to providing a superior and broader range of risk management solutions to a wider geographic and industry marketplace in the upcoming year.  We expect the marketplaces in which we operate to continue to be competitive.  At the same time we are looking forward to addressing those markets from a position of strength.”

          Forward-Looking Statements

          This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

          All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the company’s Form 10-K for the year ended December 31, 2005 and in other documents filed by the company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

*	The cyclical nature of the insurance and reinsurance industry;
*	Premium rates;
*	Investment results;
*	Regulatory changes;
*	The estimation of loss reserves and loss reserve development;
*	The occurrence and effects of wars and acts of terrorism;
*	The effects of competition;
*	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
*	Failure to retain key personnel;
*	Economic downturns; and
*	Natural disasters.

          These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

          About CRM Holdings, Ltd.

          CRM is a provider of a full range of products and services for workers’ compensation risk management.  Through its subsidiary Majestic Insurance Company, CRM provides traditional workers’ compensation insurance.  CRM is also a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York, California and Texas. CRM has been in the business of forming and managing self-insured groups in New York since 1999.  In 2003, the business was expanded into California and, most recently in 2006, the business was expanded into Texas. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services. CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

          CRMH-E

          Contact Information:
          Mark Collinson
          CCG Investor Relations
          10960 Wilshire Blvd, Ste. 2050
          Los Angeles, CA  90024
          (310) 231-8600, ext. 117

SOURCE  CRM Holdings, Ltd.
          -0-                                                  02/01/2007
          /CONTACT:  Mark Collinson of CCG Investor Relations, +1-310-231-8600, ext. 117, for CRM Holdings, Ltd./
          /Web site:  http://www.crmholdingsLtd.bm /
          (CRMH)